Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
CONTACTS:
Kim C. Drapkin, Chief Financial Officer, EPIX
(781) 761-7602
Andrea L. Johnston, Pure Communications
(910) 681-1088
EPIX Pharmaceuticals Receives Response from the FDA Regarding Appeal of Vasovist™ Approvable Letters
LEXINGTON, Mass., August 28, 2006 — EPIX Pharmaceuticals, Inc. (NASDAQ: EPIXD) today announced that it has received a letter from the U.S. Food and Drug Administration (FDA) denying EPIX’s formal appeal to approve its novel blood-pool imaging agent Vasovist™ (gadofosveset trisodium) and turning down EPIX’s request for an Advisory Committee to review Vasovist. In its response letter, the Office of New Drugs (OND) of the FDA also suggested that if EPIX decides to conduct additional clinical research to support approval, then rather than relying on a blinded re-read of previously submitted data and data from a new clinical trial, a safer course of action would be to conduct two new clinical trials to support the application for approval. EPIX submitted the appeal to the OND on June 30, 2006 in response to two prior approvable letters for Vasovist.
“We are disappointed by the Agency’s action. We are evaluating several options available to us as next steps with Vasovist in the United States, including the option to appeal this decision to the next level at the FDA, and will update the market accordingly,” said Andrew Uprichard, M.D., president of EPIX Pharmaceuticals.
Dr. Uprichard added, “We remain committed to bringing Vasovist to market in the United States. Vasovist was approved throughout the European Union late last year and is already being marketed in several countries within Europe. Vasovist was also recently recommended for approval in Australia.”
About Vasovist™
Vasovist is an injectable intravascular contrast agent designed to provide visual imaging of the vascular system through magnetic resonance angiography. EPIX’s initial target indication for Vasovist is for use in magnetic resonance angiography imaging of non-coronary vascular disease. In October 2005, the European Medicines Agency granted marketing approval of Vasovist for all 25 member states of the European Union. Vasovist has also been approved in Switzerland and recommended for approval in Australia.
Vasovist has been studied in 18 clinical trials totaling more than 1,400 patients. The clinical trials were conducted to determine comparability of Vasovist MRA to conventional catheter-based X-ray angiography for the identification and characterization of vascular stenosis. The studies included evaluation of a single bolus injection of Vasovist for diagnosis of non-coronary vascular disease in the aortoiliac, renal and pedal arteries.
About EPIX
EPIX Pharmaceuticals is a biopharmaceutical company focused on discovering, developing and commercializing novel pharmaceutical products through the use of proprietary technology to better diagnose, treat and manage patients. The company has a blood-pool imaging agent approved and marketed in Europe (Vasovist™), and five internally-discovered drug candidates currently in clinical trials targeting conditions such as anxiety, depression, Alzheimer’s disease, cardiovascular disease and obesity. These drug candidates include PRX-00023 in Phase 3 clinical development for generalized anxiety disorder, PRX-08066 in Phase 2 clinical development for pulmonary hypertension associated with chronic obstructive pulmonary disease, and PRX-03140, which has completed a Phase 1b clinical trial in Alzheimer’s patients. EPIX also has collaborations with leading organizations, including Amgen, Cystic Fibrosis Foundation Therapeutics, and Schering AG (Germany). For more information about EPIX, please visit the company’s website at www.epixpharma.com.
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